Exhibit 3.5

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

ATLANTIC ENERGY HOLDINGS, LLC

Atlantic Energy Holdings, LLC, a limited liability company duly organized and existing under and by virtue of the Delaware Limited Liability Company Act (the “Company”), DOES HEREBY CERTIFY:

1.	The name of the Company is Atlantic Energy Holdings, LLC.

2.	Article I of the Company’s Certificate of Formation is hereby amended in its entirety as follows:

ARTICLE I

The name of the limited liability company is Centennial Resource Production LLC.

3.	This Certificate of Amendment becomes effective when filed by the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 9th day of July 2014:

/s/ Ward Polzin
Ward Polzin
Authorized Person